Exhibit 2.1

PLAN OF REORGANIZATION

AND SHARE EXCHANGE

THIS PLAN OF REORGANIZATION AND SHARE EXCHANGE (the “Plan”) is made as of August 15, 2016, by and between Farmers and Merchants Bancshares, Inc., a Maryland corporation (the “Company”), and Farmers and Merchants Bank of Fowblesburg, Maryland, a banking corporation organized under the laws of the State of Maryland (the “Bank”).

EXPLANATORY NOTE

The Company is a corporation duly incorporated and existing under the laws of the State of Maryland with its principal office at 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland. The Company has an authorized capital stock consisting of 5,000,000 shares of common stock, par value $0.01 per share (“Company Stock”), of which one share is issued and outstanding.

The Bank is a commercial bank organized and existing under the laws of the State of Maryland with its principal office at 15226 Hanover Pike, Upperco, Maryland. The Bank has an authorized capital stock consisting of 5,000,000 shares of Common Stock, par value $10.00 per share (“Bank Stock”), of which approximately 1,656,391 shares are issued and outstanding.

The Company intends to file a Notification to Become a Bank Holding Company on Form FR Y-3N (the “Holding Company Notice”) with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or other notice or application as required by the Bank Holding Company Act of 1956, as amended, to become a registered bank holding company. The Company desires to acquire all of the issued and outstanding shares of Bank Stock by share exchange.

AGREEMENT

In consideration of the mutual covenants and agreements contained in this Plan and the mutual benefits to be derived from this Plan, the parties agree as follows:

1.            The Share Exchange. Subject to the terms and conditions herein contained, on the Effective Date (as hereinafter defined), all of the issued and outstanding shares of Bank Stock shall be automatically exchanged and converted into shares of Company Stock (the “Share Exchange”) as provided in the attached Articles of Share Exchange. The “Effective Date” of the Share Exchange provided for in this Plan shall be the date designated by the Articles of Share Exchange. The consummation of the Share Exchange is intended to constitute a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended.

2.             Events Preceding Effectiveness. On or before the Effective Date, the following shall have occurred:

(a)          a majority of each of the Board of Directors of the Company and the Bank shall have advised and approved this Plan;

(b)          the Share Exchange shall have been submitted to the stockholders of the Bank for their consideration and approved by the holders of not less than two-thirds of the issued and outstanding voting stock of the Bank at a meeting duly called for that purpose;

(c)          the Federal Reserve shall have received and accepted the Holding Company Notice or accepted any other required notice, or approved any other required application, with respect to the formation of a holding company;

(d)          the Maryland Commissioner of Financial Regulation shall have accepted and approved the Application for a Banking Institution to have an Affiliate and any and all other applications or notices relating to the Share Exchange required by the Financial Institutions Article of the Annotated Code of Maryland;

(e)          the State Department of Assessments and Taxation of Maryland shall have accepted for record Articles of Share Exchange substantially in the form attached hereto as Exhibit A;

(f)          any and all other approvals and third-party consents necessary and proper to effectuate the Share Exchange shall have been obtained; and

(g)          the stockholders of the Bank have not expressed an intention to dispose of more than 20% of the shares of Company Stock that they will receive in the Share Exchange.

3.             Conditions Precedent to Consummation of the Plan. This Plan shall not be consummated and the Share Exchange shall not become effective except upon compliance with each of the following conditions (unless waived by the Board of Directors of each of the parties hereto):

(a)          each of the events set forth in Section 2 shall have occurred;

(b)          not more than 5% of the holders of common stock of the Bank shall have exercised dissenters’ rights with respect to the Share Exchange provided for in the Plan; and

(c)          all consents or approvals, governmental or otherwise which, in the opinion of counsel for the Bank, are necessary to permit the Share Exchange and to permit the Bank to conduct all of the business and activities conducted by the Bank prior to the Effective Date, in the manner in which such business and activities were then conducted, shall have been granted or issued.

4.            Terms of the Share Exchange.

(a)          Stock and Exchange. Upon the Share Exchange becoming effective:

(i)          each share of common stock of the Bank, issued and outstanding as of the Effective Date, as defined in the Plan, shall, without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock of the Company;

(ii)         the one issued and outstanding share of Company Stock held by James R. Bosley, Jr. shall be cancelled; and

(iii)        the one issued and outstanding share of Bank Stock held by the Company shall automatically and without further act be converted into the number of shares of the Bank that were issued and outstanding as of the effective date of the Share Exchange.

(b)          Stock Certificates. Certificates representing shares of Bank Stock shall represent the right to receive shares of Company Stock in the amount specified in Section 4(a)(i) and may any time thereafter be exchanged by the holder thereof for the appropriate number of shares of Company Stock. The payment of dividends or other distributions may be withheld on said stock until new certificates have been so issued. When the new certificates are issued, the holders thereof shall be entitled to be paid the amount (without any interest thereon) of all dividends of other distributions which have become payable with respect to such shares of Company Stock. After the Share Exchange is effective, stockholders will receive instructions as to the time and method of surrendering their certificates representing shares of Bank Stock in exchange for certificates representing shares of Company Stock.

(c)          Rights of Dissenting Stockholders. Each holder of shares of Bank Stock which are voted against the approval of the Share Exchange who perfects his appraisal rights pursuant to the provisions of the Corporations and Associations Article of the Annotated Code of Maryland shall be entitled to receive from the Bank in cash the value of such shares of Bank Stock determined in accordance with such provisions; and the Bank shall act as agent for all of the dissenting stockholders of the Bank and shall hold all amounts distributable on account of their stock solely for their benefit.

(d)          Amendment of Plan. This Plan may be amended at any time prior to the Effective Date with the approval of Board of Directors of each of the parties hereto; provided, however, that subsequent to the date on which the Share Exchange is approved by the stockholders of the Bank, no amendment shall be made in the terms of the exchange of shares of stock of the parties set forth in Section 4 hereof unless such amendment is approved by the stockholders of the Bank in accordance with applicable law.

(e)          Abandonment of Plan. At any time prior to the Effective Date, this Plan may be terminated and the Share Exchange abandoned by any party hereto upon the adoption of an appropriate resolution to that effect by the Board of Directors of such party, and there shall be no liability by reason of this Plan and the Share Exchange provided for herein, or the abandonment thereof, on the part of any of the parties hereto, or their directors, officers, employees, agents, or stockholders.

(f)          Miscellaneous. This Plan shall be governed by and construed in accordance with the laws of the State of Maryland. This Plan shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, each of the parties has caused this Plan to be executed on its behalf by its duly authorized officers and its corporate seal to be hereunto affixed, duly attested by its Secretary or Assistant Secretary, and a majority of the Board of Directors of each of the parties have subscribed their names as of the date first written above.

ATTEST:	FARMERS AND MERCHANTS
BANCSHARES, INC.

/s/ Lynnette Kitzmiller	By:	/s/ James R. Bosley, Jr.
Lynnette Kitzmiller, Secretary	Name:	James R. Bosley, Jr.
	Title:	President & CEO

ATTEST:	FARMERS AND MERCHANTS BANK
OF FOWBLESBURG, MARYLAND

/s/ Lynnette Kitzmiller	By:	/s/ James R. Bosley, Jr.
Lynnette Kitzmiller, Secretary	Name:	James R. Bosley, Jr.
	Title:	President & CEO